This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. In the event of any inconsistency between the information presented herein and any such term sheet, such term sheet shall govern. The information contained in this document is for informational purposes only.

JPMorgan Dual Directional Buffered Review Notes Linked to the Performance of
the Brazilian Real Relative to the U.S. Dollar due June 13, 2015

The notes are designed for investors who seek early exit prior to maturity at a premium if the Spot Rate on any Review Date is less than or equal to the
Starting Spot Rate. If the notes are not automatically called and the Reference
Currency Return is not less than the Contingent Buffer Percentage, investors will receive an unleveraged return equal to the absolute value of any depreciation of the Brazilian real relative to the U.S. dollar. If the
Reference Currency Return is less than the Contingent Buffer Percentage, investors in the notes should be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan
Chase and Co.

Trade Details/Characteristics

Spot Rate                    On any relevant day, the number of Brazilian reais per U.S. dollar and is equal to the Brazilian real per one
                             U.S. dollar exchange rate as reported by Reuters Group PLC ("Reuters") on Reuters page BRFR (offer rate) at
                             approximately 1:15 p.m., Sao P[]olo time, on that day
Reference Currency           BRL
Base Currency                USD
Automatic Call               If the Spot Rate is less than or equal to the Starting Spot Rate on any Review Date
Payment if Called            $1,000 + ($1,000 x Per Annum Call Premium x 1/12 x n), where 'n' is the number of Review Dates from and including the first Review Date to and including the Review Date on which the notes are automatically called.
Per Annum Call Premium       At least 18.55% per annum, payable on the relevant Call Settlement Date. The actual Call Premium will be
                             determined on the pricing date and will not be less than 18.55% per annum
Contingent Buffer Percentage -15%
Review Dates                 June 23, 2014; July 23, 2014; August 25, 2014; September 23, 2014; October 23, 2014; November 24, 2014;
                             December 23, 2014; January 23, 2015; February 23, 2015; March 23, 2015; April 23, 2015; and June 8,
 2015
Maturity Date                June 13, 2015
Reference Currency Return    (Starting Spot Rate - Ending Spot Rate) / Starting Spot Rate
Absolute Reference Currency  The absolute value of the Reference Currency Return
Return
Starting Spot Rate           The Spot Rate on the pricing Date
Ending Spot Rate             The Spot Rate on the final Review Date
Settlement                   Cash
Payment At Maturity          If the notes are not automatically called and the Reference Currency Return is greater than or equal to the
                             Contingent Buffer Percentage:
                             $1,000 + ($1,000 x Absolute Reference Currency Return)
                             If the notes are not automatically called and the Reference Currency Return is less than the Contingent
 Buffer
                             Percentage:
                             $1,000 + ($1,000 x Reference Currency Return)
                             Your investment may result in a loss of all of your principal at maturity.
CUSIP                        48126N6Q5
Preliminary Term Sheet       http://www.sec.gov/Archives/edgar/data/19617/000095010314003522/dp46509_fwp-51.htm

Selected Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for further information.

[] Your investment in the notes may result in the loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co. [] The notes do not guarantee the payment of interest and may not pay interest at all.

[] The appreciation potential of the notes is limited and you will not participate in any appreciation in BRL relative to USD or any depreciation in
BRL relative to USD if the Reference Currency Return is less than the
Contingent Buffer Percentage.

[] The benefit provided by the Contingent Buffer Percentage may terminate on the final Review Date.

[] If the notes are automatically called early, there is no guarantee you will be able to reinvest the proceeds for a comparable return.

[] JPMS' estimated value of the notes will be lower than the original issue price (price to public) on the notes, does not represent the future value of the notes and may differ from others' estimates and is not determined by the reference to credit spreads for our conventional fixed rate debt.

[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then-current estimated value for a limited time period.

[] The notes are subject to currency exchange risk (which can be expected to heighten during periods of financial turmoil) and, because BRL is an emerging market currency and a non-deliverable currency, increased risk of significant adverse fluctuations.

[] Currency market disruptions, a decrease in the demand for certain commodities and/or governmental intervention could adversely affect the value of the notes.

[] The method of calculating the Reference Currency Return will magnify any depreciation of BRL relative to USD and the notes may not pay as much as a direct investment in the reference currency.

[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMC (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

[] Potential Conflicts: JPMC and its affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making assumptoins to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging and other trading activities of
JPMC could result in substantial returns for J.P. Morgan while the value of the notes declines.

[] The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.

Hypothetical Return for Dual Directional Buffered Review Notes (assuming $1,000
Initial Investment)

Review Dates Prior to Maturity
If the Spot Rate is less than or equal to the Starting Spot Rate, the note is called and the investor receives full repayment of principal and the applicable
Per Annum Call Premium

18.55% p.a. x 1/12 x n

If the Spot Rate is greater than the Starting Spot Rate, go to next Review
Date

Final Review Date

If the note has not previously been called and the Ending Spot Rate is less than or equal to the Starting Spot Rate, the investor receives full repayment of principal and the Per Annum Call Premium

18.55% p.a.

If the Reference Currency Return is greater than or equal to the greater than or equal to the Contingent Buffer Percentage, the investor receives f ull repayment of principal and the Absolute Ref erence Currency Return

If the Reference Currency Return is less than the Contingent Buf fer
Percentage, the investor will lose 1% principal amount f or every 1% decline in the Reference Currency Return

            Final Review Date (If the Notes have not been automatically called)
=============================================================================== =========
Spot Rate (BRL per   Reference        Absolute     Total Return at Payment at Maturity
------------------ --------------- --------------- --------------------------------------
     USD)          Currency Return   Reference       Maturity
------------------ --------------- --------------- ---------------------------- ---------
                                   Currency Return
================== =============== =============== ============================ =========
     1.5400           30.00%            N/A           18.55%                    $1,185.50
     1.7600           20.00%            N/A           18.55%                    $1,185.50
     1.8700           15.00%            N/A           18.55%                    $1,185.50
     1.9800           10.00%            N/A           18.55%                    $1,185.50
     2.0900            5.00%            N/A           18.55%                    $1,185.50
     2.1450            2.50%            N/A           18.55%                    $1,185.50
     2.1780            1.00%            N/A           18.55%                    $1,185.50
================== =============== =============== ============================ =========
     2.2000            0.00%           0.00%          18.55%                    $1,185.50
================== =============== =============== ============================ =========
     2.2220            -1.00%          1.00%          1.00%                     $1,010.00
     2.3100            -5.00%          5.00%          5.00%                     $1,050.00
     2.4200           -10.00%         10.00%          10.00%                    $1,100.00
     2.5300           -15.00%         15.00%          15.00%                    $1,150.00
     2.5302           -15.01%           N/A           -15.01%                   $849.90
     2.6400           -20.00%           N/A           -20.00%                   $800.00
     2.8600           -30.00%           N/A           -30.00%                   $700.00
     4.4000           -100.00%          N/A          -100.00%                    $0.00
================== =============== =============== ============================ =========

Each hypothetical return set forth above assumes a hypothetical Starting Spot
Rate of 2.2000, a Call Premium of 18.55% per annum, and a Contingent Buffer
Percentage of -15%. The actual Call Premium will be determined on the pricing date and will not be less than 18.55% per annum. Each hypothetical total return set forth above is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.

Filed pursuant to Rule 433 Registration Statement No: 333-1779 Dated: May 20,
2014

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting the SEC website at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.